Exhibit 23.1


                          INDEPENDENT AUDITORS' CONSENT

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We consent to  incorporation  by reference in the  registration  statements (No.
33-66308,  No.  333-07427,  and No.  333-62233) on Form S-8 and (No.33-62213) on
Form S-3 of American Physicians Service Group, Inc. of our report dated March 28, 2000, relating to the consolidated balance sheets of American Physicians Service Group Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999 which report appears in the annual report on Form 10-K of American Physicians Service Group, Inc. for the year ended December 31, 1999.


                                             /s/ KPMG LLP
                                        -----------------------
Austin, Texas
March 28, 2000